Exhibit 21
SUBSIDIARIES OF HIMS & HERS HEALTH, INC.

DOMESTIC COMPANIES

Name	Jurisdiction of Incorporation
Hims, Inc.	Delaware
H&H Healthcare Management, Inc.	Delaware
YourBio Health, Inc.	Delaware
H&H Pharmacy Management, Inc.	Delaware
H&H Pharmacy Holdings, Inc.	Delaware
H&H Peptides, Inc.	Delaware
H&H Labs, LLC	Delaware
Seaview Enterprises LLC (dba MedisourceRx)	California
Apostrophe Pharmacy LLC (dba Apostrophe Pharmacy and H&H Mesa Pharmacy)	Arizona
XeCare LLC	Delaware

FOREIGN COMPANIES

Name	Jurisdiction of Incorporation
Hims & Hers UK Limited	United Kingdom
Health Bridge Limited	United Kingdom
Health Bridge Medical Limited	Republic of Ireland
Hims & Hers Canada Inc.	Canada
H&H Germany GmbH	Germany
Zava Global GmbH	Germany
Zava Sprechstunde Online GmbH	Germany